Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

AMERICAN REBEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, issuable upon the conversion of preferred stock	457	(c)	3,679,000	$10.47	(2)	$38,519,130	0.0001381	$5,319.49
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, issuable upon the conversion of promissory notes into preferred stock	457	(c)	10,290,681	$10.47	(2)	$107,743,430.07	0.0001381	$14,879.37
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, issuable upon the exercise of warrants	457	(c)	1,125,000	$10.47	(2)	$11,778,750	0.0001381	$1,626.65
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, issuable upon the conversion of preferred stock	457	(c)	25,000	$10.47	(2)	$261,750.00	0.0001381	$36.15
	Total Offering Amounts				15,119,681			$158,303,060.07		$21,861.65
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$21,861.65

(1) Consists of 11,934,000 shares of Common Stock issuable upon the conversion of certain preferred stock, 1,125,000 shares of Common Stock issuable upon the exercise of certain warrants and 25,000 shares of Common Stock currently issued and outstanding, being registered for resale from time to time by selling securityholders named in this registration statement. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the closing price of the Company’s Common Stock reported on the Nasdaq Capital Market on October 3, 2025, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.